Exhibit 99.1

Tribune Media Company Reports Third Quarter 2018 Results

NEW YORK, November 9, 2018 — Tribune Media Company (NYSE: TRCO) (the “Company”) today reported its results for the three months and nine months ended September 30, 2018.

THIRD QUARTER 2018 FINANCIAL HIGHLIGHTS (compared to third quarter 2017)

•	Consolidated operating revenues increased 11% to $498.0 million (increased 12% excluding third quarter 2017 barter revenues, which are no longer recognized in 2018)

•	Consolidated operating profit was $37.1 million compared to an operating loss of $29.5 million for the third quarter of 2017

•	Consolidated Adjusted EBITDA increased 14% to $136.8 million

•	Television and Entertainment advertising revenues increased 11% to $327.2 million

•	Core advertising revenues (which exclude political and digital revenues) decreased 2% to $267.8 million

•	Net political advertising revenues were $42.5 million, an increase of 90% compared to third quarter 2014 and an increase of 36% over third quarter 2016

•	Retransmission revenues increased 12% to $116.6 million

•	Carriage fee revenues increased 30% to $40.1 million

“We are very pleased with our record third quarter revenue and Adjusted EBITDA which reflect the strong operational year we are having,” said Peter Kern, Tribune Media’s Chief Executive Officer. “We drove share gains in political and core advertising along with reaping the benefits of unprecedented political spending and stronger core advertising in our markets. Net of displacement, we estimate core advertising growth would have been in positive territory for the quarter, which is a significant improvement compared to the first half of the year. This robust advertising performance along with continued growth in retransmission and carriage fees and diligent focus on costs produced a terrific third quarter. We are proud of the work our teams have done during this time, and we now look forward to a strong finish to the year.”

THIRD QUARTER AND YEAR-TO-DATE RESULTS

Consolidated

Consolidated operating revenues for the third quarter of 2018 were $498.0 million compared to $450.5 million in the third quarter of 2017, representing an increase of $47.5 million, or 11%. The increase was primarily driven by higher political advertising revenues, retransmission revenues and carriage fee revenues, partially offset by lower core advertising revenues and the absence of barter revenues, which are no longer recognized under the new revenue guidance adopted in the first quarter of 2018. Excluding third quarter 2017 barter revenues, consolidated operating revenues increased by 12%.

For the nine months ended September 30, 2018, consolidated operating revenues were $1,431.0 million compared to $1,360.0 million in the nine months ended September 30, 2017, representing an increase of $71.0 million, or 5%. Excluding barter revenues in the nine months ended September 30, 2017, consolidated operating revenues increased by 7%.

Consolidated operating profit was $37.1 million for the third quarter of 2018 compared to an operating loss of $29.5 million for the third quarter of 2017, representing an increase of $66.6 million. The increase was primarily attributable to higher operating profit at Television and Entertainment, driven by an increase in revenues and a decrease in programming expenses primarily due to a lower impairment charge on syndicated programming at WGN America, partially offset by higher compensation expense. For the nine months ended September 30, 2018, consolidated operating profit increased $360.2 million to $322.5 million from an operating loss of $37.8 million in the nine months ended September 30, 2017, largely as a result of a $133 million net pretax gain related to licenses sold in the FCC spectrum auction and surrendered in January 2018, as well as higher Television and Entertainment revenues, lower programming expenses and a lower operating loss at Corporate and Other driven primarily by a decline in compensation and outside services expense.

Consolidated income from continuing operations was $54.1 million in the third quarter of 2018 compared to a consolidated loss from continuing operations of $18.7 million in the third quarter of 2017. In the third quarter of 2018, the Company recorded an additional income tax benefit of $24 million, or $0.27 per common share, to revise the provisional discrete net tax benefit recorded in the fourth quarter of 2017 due to Tax Reform. Diluted earnings per common share from continuing operations for the third quarter of 2018 was $0.61 compared to a diluted loss per common share from continuing operations of $0.21 for the third quarter of 2017. Adjusted diluted earnings per share (“Adjusted EPS”) from continuing operations for the third quarter of 2018 was $0.63 compared to $0.31 for the third quarter of 2017. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax benefit of $3 million, or $0.04 per common share, in the third quarter of 2018 and a $1 million income tax charge, or $0.02 per common share, in the third quarter of 2017, related to certain tax adjustments.

Consolidated income from continuing operations was $279.7 million for the nine months ended September 30, 2018 compared to a consolidated loss from continuing operations of $149.7 million for the nine months ended September 30, 2017, which included total non-cash pretax impairment charges of $180.8 million ($117.0 million after tax), or $1.35 per common share, to write down the Company’s investment in CareerBuilder, LLC (“CareerBuilder”). For the nine months ended September 30, 2018, diluted earnings per common share from continuing operations was $3.17 compared to diluted loss per common share from continuing operations of $1.72 for the nine months ended September 30, 2017. Adjusted EPS from continuing operations for the nine months ended September 30, 2018 was $2.13 compared to $0.60 for the nine months ended September 30, 2017. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations for the nine months ended September 30, 2018 include an income tax benefit of less than $1 million and an income tax benefit of $1 million, or $0.01 per common share, for the nine months ended September 30, 2017.

Net income attributable to Tribune Media Company was $54.1 million in the third quarter of 2018 compared to a net loss attributable to Tribune Media Company of $18.7 million in the third quarter of 2017. Net income attributable to Tribune Media Company was $279.7 million for the nine months ended September 30, 2018 compared to a net loss attributable to Tribune Media Company of $134.7 million for the nine months ended September 30, 2017.

Consolidated Adjusted EBITDA increased to $136.8 million in the third quarter of 2018 from $119.9 million in the third quarter of 2017, representing an increase of $16.9 million, or 14%. The increase in consolidated Adjusted EBITDA was primarily attributable to higher advertising revenues, retransmission revenues and carriage fee revenues, partially offset by higher programming expense, which excludes program impairment charges, at Television and Entertainment. For the nine months ended September 30, 2018, consolidated Adjusted EBITDA increased $144.7 million, or 53%, to $417.5 million compared to $272.8 million for the nine months ended September 30, 2017.

Income on equity investments, net increased $11.3 million, or 54%, in the three months ended September 30, 2018 primarily due to higher equity income from TV Food Network and CareerBuilder. The Company recognized equity income from TV Food Network of $32.2 million and $26.0 million for the three months ended September 30, 2018 and September 30, 2017, respectively, as well as equity income from CareerBuilder of $0.4 million for the three months ended September 30, 2018 and an equity loss of $5.1 million for the three months ended September 30, 2017. The increase in the equity income of TV Food Network was due to higher reported net income. The increase in the equity income of CareerBuilder was largely due to the absence of non-recurring transaction expenses incurred by CareerBuilder in 2017 related to the CareerBuilder sale on July 31, 2017. Income on equity investments, net increased $25.2 million, or 26%, in the nine months ended September 30, 2018 largely due to higher equity income from TV Food Network and CareerBuilder, as discussed above, along with recognizing our share of the gain on the sale of one of CareerBuilder’s business operations on May 14, 2018.

There were no cash distributions from equity investments in the third quarter of 2018 as TV Food Network adjusted its required year-to-date cash distributions to cover the Company’s taxes on its share of partnership income based on the reduction in tax rates from Tax Reform, which resulted in no distribution required for the third quarter of 2018. This only impacts the timing of distributions in 2018 and does not impact total expected excess cash distributions from TV Food Network related to 2018. Cash distributions from equity investments in the third quarter of 2017 were $32.9 million, which included an excess cash distribution of $15.8 million from CareerBuilder related to the partial sale of CareerBuilder. On September 13, 2018, the Company sold its remaining ownership interest in CareerBuilder for pretax proceeds of $11 million and recognized a pretax loss of $5 million. Cash distributions from equity investments for the nine months ended September 30, 2018 were $158.9 million compared to $182.6 million for the nine months ended September 30, 2017.

Television and Entertainment

Revenues were $494.6 million in the third quarter of 2018 compared to $447.3 million in the third quarter of 2017, an increase of $47.3 million, or 11%. Excluding barter revenues in the third quarter of 2017, revenues increased $54.4 million, or 12%. The increase was driven by a $37.3 million increase in political advertising revenue, a $12.0 million, or 12%, increase in retransmission revenues and a $9.1 million, or 30%, increase in carriage fee revenues, partially offset by a $5.3 million, or 2%, decrease in core advertising revenues.

Television and Entertainment segment revenues for the nine months ended September 30, 2018 were $1,421.7 million compared to $1,349.4 million for the nine months ended September 30, 2017, an increase of $72.3 million, or 5%. Excluding barter revenues in 2017, revenues increased $93.4 million, or 7%. The increase was driven by a $61.3 million increase in political advertising revenue, a $48.2 million, or 16%, increase in retransmission revenues and a $26.1 million, or 27%, increase in carriage fee revenues, partially offset by a decrease in core advertising revenues of $51.4 million, or 6%.

Television and Entertainment operating profit was $67.3 million for the third quarter of 2018 compared to an operating loss of $1.4 million for the third quarter of 2017, an increase of $68.7 million. The increase was primarily due to a $47.3 million increase in revenues, as described above, and a $38.0 million decline in programming expense, primarily due to lower program impairment charges and the absence of barter expense due to the new revenue guidance adopted in 2018, partially offset by a $24 million increase in network affiliate fees mainly due to the renewal of network affiliation agreements in eight markets with FOX Broadcasting Company during the third quarter of 2018. Programming expense for the third quarter of 2018 included a $28 million program impairment charge for the syndicated program Elementary at WGN America, compared to an $80 million program impairment charge for the syndicated programs Elementary and Person of Interest at WGN America in the third quarter of 2017.

Television and Entertainment Adjusted EBITDA was $153.0 million for the third quarter of 2018 compared to $135.1 million in the third quarter of 2017, an increase of $17.9 million, or 13%, primarily due to higher political advertising revenues, retransmission revenues and carriage fee revenues, partially offset by lower core advertising revenues and barter revenues, as described above, and higher programming expense, which excludes program impairment charges.

For the nine months ended September 30, 2018, Television and Entertainment operating profit was $398.9 million compared to $68.9 million for the nine months ended September 30, 2017, an increase of $330.0 million, which included the $133 million net pretax gain related to licenses sold in the FCC spectrum auction. Television and Entertainment Adjusted EBITDA was $462.0 million compared to $322.0 million for the nine months ended September 30, 2017, an increase of $140.0 million, or 43%.

Television and Entertainment Broadcast Cash Flow was $170.6 million for the third quarter of 2018 compared to $129.7 million in the third quarter of 2017, an increase of $40.9 million, or 32%. For the nine months ended September 30, 2018, Television and Entertainment Broadcast Cash Flow was $447.2 million compared to $321.6 million for the nine months ended September 30, 2017, an increase of $125.6 million, or 39%.

Corporate and Other

Real estate revenues for the third quarter of 2018 were $3.4 million compared to $3.2 million for the third quarter of 2017, representing an increase of $0.2 million, or 5%. Real estate revenues for the nine months ended September 30, 2018 were $9.3 million compared to $10.6 million for the nine months ended September 30, 2017, representing a decrease of $1.3 million, or 12%.

Corporate and Other operating loss for the third quarter of 2018 was $30.2 million compared to $28.1 million for the third quarter of 2017. Corporate and Other Adjusted EBITDA for the third quarter of 2018 represented a loss of $16.3 million compared to a loss of $15.3 million for the third quarter of 2017. For the nine months ended September 30, 2018, Corporate and Other operating loss was $76.4 million compared to $106.6 million for the nine months ended September 30, 2017. Corporate and Other Adjusted EBITDA for the nine months ended September 30, 2018 represented a loss of $44.5 million compared to a loss of $49.2 million for the nine months ended September 30, 2017.

Discontinued Operations

On January 31, 2017, the Company completed the sale of substantially all of the Digital and Data business operations (the “Gracenote Sale”) and received gross proceeds of $584 million, including a purchase price adjustment of $3 million. The historical results of operations for the businesses included in the Gracenote Sale are reported as discontinued operations for all periods presented herein. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On November 8, 2018, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on December 4, 2018 to holders of record of the Company’s common stock and warrants as of November 19, 2018. Future dividends will be subject to the discretion of the Company’s Board.

RECENT DEVELOPMENTS

Termination of Sinclair Merger Agreement

As previously disclosed, on August 9, 2018, the Company provided notification to Sinclair Broadcast Group, Inc. (“Sinclair”) that it had terminated the Merger Agreement, effective immediately, on the basis of Sinclair’s willful and material breaches of its covenants and the expiration of the end date thereunder. Additionally, on August 9, 2018, the Company filed a complaint in the Delaware Court of Chancery against Sinclair (the “Complaint”), alleging that Sinclair willfully and materially breached its obligations under the Merger Agreement and seeking damages for all losses incurred as a result of Sinclair’s breach of contract under the Merger Agreement. On August 29, 2018, Sinclair filed an answer to the Company’s Complaint and a counterclaim (the “Counterclaim”). On September 18, 2018, the Company filed an answer to the Counterclaim. The Company believes the Counterclaim is without merit and intends to defend it vigorously. In connection with the termination of the Merger Agreement on August 9, 2018, the Company provided notification to Fox that it has terminated the Fox Purchase Agreement, effective immediately. Under the terms of each of the Merger Agreement and the Fox Purchase Agreement, no termination fees were payable by any party.

Real Estate Transactions

On October 9, 2018, the Company sold its Melville, NY property for net proceeds of $53 million. The Company expects to recognize a net pretax gain of approximately $24 million in the fourth quarter of 2018 relating to the sale. On October 23, 2018, the Company sold its Hartford, CT property for net proceeds of $6 million. The Company expects to recognize a net pretax gain of less than $1 million in the fourth quarter of 2018 relating to the sale. The Company defines net proceeds as pretax cash proceeds on the sale of properties, net of associated selling costs.

FCC Spectrum Auction

On April 13, 2017, the FCC announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of broadcast television spectrum. The Company participated in the auction and received approximately $191 million in pretax proceeds (including $26 million of proceeds received by Dreamcatcher Broadcasting LLC (“Dreamcatcher”)) as of December 31, 2017. FCC licenses that were part of the FCC spectrum auction with a carrying value of $39 million have been included in assets held for sale as of December 31, 2017. In 2017, the Company received $172 million in gross pretax proceeds for these licenses as part of the spectrum auction and in the first quarter of 2018 recognized a net pretax gain of $133 million related to the surrender of the spectrum of these television stations in January 2018.

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:30 a.m. ET. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 3324366.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until November 9, 2019 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10125839.

The Company is not providing financial guidance for the remainder of 2018.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is more than 77 million households, and a variety of digital applications and websites commanding 54 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV, and Covers Media Group, an unrivaled source of online sports betting information. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR/MEDIA CONTACT:

Gary Weitman

SVP/Corporate Relations

(312) 222-3394

gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishments and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishments and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, gain on sales of spectrum, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate, gain on sales of spectrum and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the termination of the Merger Agreement with Sinclair and the related litigation, our real estate monetization strategy, our costs savings initiatives, the changes to our WGN America original programming, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the SEC. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements; our continued ability to successfully execute our business strategy, including our continued exploration of strategic and financial alternatives to enhance shareholder value following our termination of the Merger Agreement; uncertainty associated with the litigation relating to the termination of the Merger Agreement, including the amount and timing of damages, if any, we may be awarded or incur and the costs of pursuing and defending such litigation; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technological changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the valuation process and potential sale of the Company’s interest in Chicago Entertainment Ventures, LLC; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to the spectrum on the operation of our television stations and the costs, terms and restrictions associated with such actions; the incurrence of costs to address contamination issues at physical sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy future pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the Securities and Exchange Commission; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating Revenues
Television and Entertainment	$494,619	$447,307	$1,421,738	$1,349,401
Other	3,389	3,226	9,263	10,559

Total operating revenues	498,008	450,533	1,431,001	1,359,960

Operating Expenses
Programming	161,114	199,118	373,490	497,448
Direct operating expenses	101,847	98,419	302,052	294,166
Selling, general and administrative	142,747	126,507	400,581	439,350
Depreciation	13,501	14,263	40,557	41,761
Amortization	41,675	41,678	125,043	125,001
Gain on sales of spectrum	—	—	(133,197)	—

Total operating expenses	460,884	479,985	1,108,526	1,397,726

Operating Profit (Loss)	37,124	(29,452)	322,475	(37,766)
Income on equity investments, net	32,381	21,058	124,086	98,856
Interest and dividend income	3,239	827	7,473	1,880
Interest expense	(42,842)	(40,389)	(125,463)	(119,332)
Pension and other postretirement periodic benefit credit, net	7,035	5,703	21,104	17,111
Loss on extinguishments and modification of debt	—	(1,435)	—	(20,487)
(Loss) gain on investment transactions, net	(5,001)	5,667	(1,113)	10,617
Write-downs of investment	—	—	—	(180,800)
Other non-operating (loss) gain, net	(38)	—	53	45
Reorganization items, net	(244)	(753)	(1,822)	(1,452)

Income (Loss) from Continuing Operations Before Income Taxes	31,654	(38,774)	346,793	(231,328)
Income tax (benefit) expense	(22,422)	(20,087)	67,096	(81,606)

Income (Loss) from Continuing Operations	54,076	(18,687)	279,697	(149,722)
Income from Discontinued Operations, net of taxes	—	—	—	15,039

Net Income (Loss)	$54,076	$(18,687)	$279,697	$(134,683)
Net loss from continuing operations attributable to noncontrolling interests	23	—	33	—

Net Income (Loss) attributable to Tribune Media Company	$54,099	$(18,687)	$279,730	$(134,683)

Basic Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$0.62	$(0.21)	$3.19	$(1.72)
Discontinued Operations	—	—	—	0.17

Net Earnings (Loss) Per Common Share	$0.62	$(0.21)	$3.19	$(1.55)

Diluted Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$0.61	$(0.21)	$3.17	$(1.72)
Discontinued Operations	—	—	—	0.17

Net Earnings (Loss) Per Common Share	$0.61	$(0.21)	$3.17	$(1.55)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$887,751	$673,685
Restricted cash and cash equivalents	16,607	17,566
Accounts receivable (net of allowances of $6,350 and $4,814)	393,174	420,095
Broadcast rights	105,447	129,174
Income taxes receivable	57,197	18,274
Prepaid expenses	27,936	20,158
Other	11,957	14,039

Total current assets	1,500,069	1,292,991

Properties
Property, plant and equipment	667,920	673,682
Accumulated depreciation	(260,301)	(233,387)

Net properties	407,619	440,295

Other Assets
Broadcast rights	113,162	133,683
Goodwill	3,228,716	3,228,988
Other intangible assets, net	1,487,534	1,613,665
Assets held for sale	28,955	38,900
Investments	1,231,873	1,281,791
Other	163,565	139,015

Total other assets	6,253,805	6,436,042

Total Assets	$8,161,493	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2018	December 31, 2017
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$41,955	$48,319
Income taxes payable	8,452	36,252
Employee compensation and benefits	65,602	71,759
Contracts payable for broadcast rights	264,609	253,244
Deferred revenue	13,993	11,942
Interest payable	14,473	30,525
Deferred spectrum auction proceeds	—	172,102
Other	38,292	30,124

Total current liabilities	447,376	654,267

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $31,177 and $36,332)	2,924,340	2,919,185
Deferred income taxes	581,079	508,174
Contracts payable for broadcast rights	259,671	300,420
Pension obligations, net	325,774	396,875
Postretirement, medical, life and other benefits	9,000	9,328
Other obligations	155,695	163,899

Total non-current liabilities	4,255,559	4,297,881

Total Liabilities	4,702,935	4,952,148

Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at September 30, 2018 and at December 31, 2017	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 101,745,449 shares issued and 87,643,264 shares outstanding at September 30, 2018 and 101,429,999 shares issued and 87,327,814 shares outstanding at December 31, 2017	102	101
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,557 shares at September 30, 2018 and December 31, 2017	—	—
Treasury stock, at cost: 14,102,185 shares at September 30, 2018 and December 31, 2017	(632,194)	(632,194)
Additional paid-in-capital	4,023,769	4,011,530
Retained earnings (deficit)	98,795	(114,240)
Accumulated other comprehensive loss	(37,111)	(48,061)

Total Tribune Media Company shareholders’ equity	3,453,361	3,217,136
Noncontrolling interests	5,197	44

Total shareholders’ equity	3,458,558	3,217,180

Total Liabilities and Shareholders’ Equity	$8,161,493	$8,169,328

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Operating Activities
Net income (loss)	$279,697	$(134,683)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	16,104	27,432
Pension credit and contributions	(75,790)	(16,535)
Depreciation	40,557	41,761
Amortization of contract intangible assets and liabilities	661	649
Amortization of other intangible assets	125,043	125,001
Income on equity investments, net	(124,086)	(98,856)
Distributions from equity investments	158,926	177,953
Non-cash loss on extinguishments and modification of debt	—	8,258
Original issue discount payments	—	(7,360)
Write-downs of investment	—	180,800
Amortization of debt issuance costs and original issue discount	5,612	5,990
Gain on sales of spectrum	(133,197)	—
Gain on sale of business	—	(34,510)
Loss (gain) on investment transactions, net	1,113	(10,617)
Gain on sales of real estate, net	—	(365)
Other non-operating gain, net	(53)	(45)
Changes in working capital items:
Accounts receivable, net	25,264	39,192
Prepaid expenses and other current assets	(246)	13,219
Accounts payable	(2,960)	(12,001)
Employee compensation and benefits, accrued expenses and other current liabilities	(19,481)	(43,415)
Deferred revenue	2,055	(1,801)
Income taxes	(66,713)	44,710
Change in broadcast rights, net of liabilities	15,090	61,642
Deferred income taxes	68,441	(219,236)
Other, net	(9,188)	24,311

Net cash provided by operating activities	306,849	171,494

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Investing Activities
Capital expenditures	(47,452)	(41,423)
Spectrum repack reimbursements	6,967	—
Net proceeds from the sale of business	—	554,487
Proceeds from FCC spectrum auction	—	172,102
Proceeds from sales of real estate and other assets	66	61,240
Proceeds from the sales of investments	15,232	148,321
Distribution from equity investment	—	4,608
Other, net	1,529	780

Net cash (used in) provided by investing activities	(23,658)	900,115

Financing Activities
Long-term borrowings	—	202,694
Repayments of long-term debt	—	(703,527)
Long-term debt issuance costs	—	(1,689)
Payments of dividends	(65,776)	(564,499)
Tax withholdings related to net share settlements of share-based awards	(5,765)	(8,030)
Proceeds from stock option exercises	982	11,231
Contributions from noncontrolling interests, net	475	1,318

Net cash used in financing activities	(70,084)	(1,062,502)

Net Increase in Cash, Cash Equivalents and Restricted Cash	213,107	9,107
Cash, cash equivalents and restricted cash, beginning of period (1)	691,251	611,198

Cash, cash equivalents and restricted cash, end of period	$904,358	$620,305

Cash, Cash Equivalents and Restricted Cash are Comprised of:
Cash and cash equivalents	$887,751	$602,739
Restricted cash	16,607	17,566

Total cash, cash equivalents and restricted cash	$904,358	$620,305

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$135,810	$130,694
Income taxes, net	$66,642	$105,678

(1)

Cash, cash equivalents and restricted cash at the beginning of the nine months ended September 30, 2017 of $611 million are comprised of $595 million of cash, cash equivalents and restricted cash from continuing operations as reflected in the Company’s unaudited Condensed Consolidated Balance Sheets and $16 million of cash, cash equivalents and restricted cash reflected in total assets of discontinued operations.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenue	$498,008	$450,533	$1,431,001	$1,359,960

Net Income (Loss) attributable to Tribune Media Company	$54,099	$(18,687)	$279,730	$(134,683)
Net loss from continuing operations attributable to noncontrolling interests	23	—	33	—

Net Income (Loss)	54,076	(18,687)	279,697	(134,683)
Income from discontinued operations, net of taxes	—	—	—	15,039

Income (Loss) from Continuing Operations	$54,076	$(18,687)	$279,697	$(149,722)
Income tax (benefit) expense	(22,422)	(20,087)	67,096	(81,606)
Reorganization items, net	244	753	1,822	1,452
Other non-operating loss (gain), net	38	—	(53)	(45)
Write-downs of investment	—	—	—	180,800
Loss (gain) on investment transactions, net	5,001	(5,667)	1,113	(10,617)
Loss on extinguishments and modification of debt	—	1,435	—	20,487
Pension and other postretirement periodic benefit credit, net	(7,035)	(5,703)	(21,104)	(17,111)
Interest expense	42,842	40,389	125,463	119,332
Interest and dividend income	(3,239)	(827)	(7,473)	(1,880)
Income on equity investments, net	(32,381)	(21,058)	(124,086)	(98,856)

Operating Profit (Loss)	$37,124	$(29,452)	$322,475	$(37,766)
Depreciation	13,501	14,263	40,557	41,761
Amortization	41,675	41,678	125,043	125,001
Stock-based compensation	5,593	5,339	16,104	25,440
Impairments of broadcast rights	28,380	79,823	28,380	79,823
Severance and related charges	1,977	111	1,242	10,905
Transaction-related costs	13,987	8,109	23,952	27,136
Gain on sales of spectrum	—	—	(133,197)	—
Spectrum repack reimbursements	(5,269)	—	(6,967)	—
Other	(421)	(197)	(785)	(72)
Pension expense	234	192	701	576

Adjusted EBITDA	$136,781	$119,866	$417,505	$272,804

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT (LOSS) TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Advertising	$327,248	$295,130	$909,118	$899,701
Retransmission revenues	116,625	104,587	351,952	303,800
Carriage fees	40,069	30,930	122,546	96,407
Barter/trade (1)	2,660	9,559	7,142	28,052
Other	8,017	7,101	30,980	21,441

Total Revenues	$494,619	$447,307	$1,421,738	$1,349,401

Operating Profit (Loss)	$67,295	$(1,357)	$398,914	$68,875
Depreciation	11,313	10,844	33,124	31,413
Amortization	41,675	41,678	125,043	125,001
Stock-based compensation	3,917	3,659	11,608	12,896
Impairments of broadcast rights	28,380	79,823	28,380	79,823
Severance and related charges	1,977	78	1,863	4,413
Transaction-related costs	4,220	912	4,232	1,335
Gain on sales of spectrum	—	—	(133,197)	—
Spectrum repack reimbursements	(5,269)	—	(6,967)	—
Other	(471)	(513)	(1,043)	(1,753)

Adjusted EBITDA	$153,037	$135,124	$461,957	$322,003

Broadcast rights - Amortization	$125,587	$104,886	$321,765	$368,495
Broadcast rights - Cash Payments	(108,006)	(110,287)	(336,509)	(368,863)

Broadcast Cash Flow	$170,618	$129,723	$447,213	$321,635

(1)

Barter revenues and related expenses are no longer recognized under the new revenue guidance. For the three and nine months ended September 30, 2017, barter revenue totaled $7 million and $21 million, respectively.

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Total Revenues	$3,389	$3,226	$9,263	$10,559

Operating Loss	$(30,171)	$(28,095)	$(76,439)	$(106,641)
Depreciation	2,188	3,419	7,433	10,348
Stock-based compensation	1,676	1,680	4,496	12,544
Severance and related charges	—	33	(621)	6,492
Transaction-related costs	9,767	7,197	19,720	25,801
Other	50	316	258	1,681
Pension expense	234	192	701	576

Adjusted EBITDA	$(16,256)	$(15,258)	$(44,452)	$(49,199)

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2018			September 30, 2017
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$0.61			$(0.21)
Tax reform	$—	$(24,112)	(0.27)	$—	$—	—
Reorganization items, net	244	244	0.00	753	753	0.01
Other non-operating loss, net	38	27	0.00	—	—	—
Write-down of investment	—	—	—	—	(7,486)	(0.09)
Loss (gain) on investment transactions, net	5,001	3,669	0.04	(5,667)	(3,445)	(0.04)
Loss on extinguishment and modification of debt	—	—	—	1,435	872	0.01
Impairments of broadcast rights	28,380	21,072	0.24	79,823	48,532	0.56
Severance and related charges	1,977	1,468	0.02	111	67	0.00
Transaction-related costs	13,987	3,779	0.04	8,109	6,413	0.07
Spectrum repack reimbursements	(5,269)	(3,912)	(0.04)	—	—	—
Other	(421)	(305)	(0.00)	(197)	(128)	(0.00)

Adjusted EPS (1)			$0.63			$0.31

	Nine Months Ended
	September 30, 2018			September 30, 2017
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$3.17			$(1.55)
Income from discontinued operations			—			(0.17)
Tax reform	$—	$(24,112)	(0.27)	$—	$—	—
Reorganization items, net	1,822	1,822	0.02	1,452	1,452	0.02
Other non-operating gain, net	(53)	(39)	(0.00)	(45)	(31)	(0.00)
Write-downs of investment	—	—	—	180,800	117,030	1.35
Loss (gain) on investment transactions, net	1,113	846	0.01	(10,617)	(6,455)	(0.07)
Loss on extinguishments and modification of debt	—	—	—	20,487	12,456	0.14
Impairments of broadcast rights	28,380	21,072	0.24	79,823	48,532	0.56
Severance and related charges	1,242	922	0.01	10,905	6,630	0.08
Transaction-related costs	23,952	12,619	0.14	27,136	22,706	0.26
Gain on sales of spectrum	(133,197)	(98,899)	(1.12)	—	—	—
Spectrum repack reimbursements	(6,967)	(5,173)	(0.06)	—	—	—
Other	(785)	(586)	(0.01)	(72)	(5)	(0.00)

Adjusted EPS (1)			$2.13			$0.60

(1)	Adjusted EPS totals may not foot due to rounding.